EXHIBIT 11



                           MBIA INC. AND SUBSIDIARIES


            COMPUTATION OF EARNINGS PER SHARE ASSUMING FULL DILUTION

                     (In thousands except per share amounts)

                                                   Three months ended     Nine months ended
                                                      September 30           September 30
                                                 ---------------------  ----------------------
                                                    1998       1997        1998        1997
                                                 ----------  ---------  ----------  ----------
Net income                                         $108,243   $106,552    $329,377    $303,201
                                                 ==========  =========  ==========  ==========
Diluted weighted average shares:
    Basic weighted average shares outstanding        99,099     98,009      98,882      96,399
    Effect of stock options                           1,132      1,321       1,289       1,440
                                                 ----------  ---------  ----------  ----------
Diluted weighted average shares:                    100,231     99,330     100,171      97,839
                                                 ==========  =========  ==========  ==========
Basic EPS                                          $   1.09   $   1.09    $   3.33    $   3.15
                                                 ==========  =========  ==========  ==========
Diluted EPS                                        $   1.08   $   1.07    $   3.29    $   3.10
                                                 ==========  =========  ==========  ==========